Exhibit 3(m)

KANSAS SECRETARY OF STATE

Domestic For Profit Corporation Certificate of Amendment

1. Name of the corporation:

Westar Energy, Inc.

2. The articles of incorporation are amended as follows:

Article XII shall be amended to read in its entirety as follows: (see attachment)

The amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602.

I declare under the penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the 19th of May, 2005

/s/ Larry D. Irick
Authorized Officer

Article XII

Meetings of stockholders may be held within or without the State of Kansas. The books of the Corporation may be kept within or (subject to the applicable provisions of the laws of the State of Kansas) outside the State of Kansas at such place or places as may be from time-to-time designated by the Board.

Subject to the rights of holders of Preferred Stock in accordance with Section A of Article IV, only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible to be nominated as directors at any meeting of the stockholders of the Corporation. At any meeting of the stockholders of the Corporation, nominations of persons for election to the Board of Directors may be made (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is a holder of record at the time of giving the notice provided for in this paragraph, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this paragraph. For a nomination to be properly brought before a stockholders’ meeting by a stockholder, timely written notice shall be made to the Corporate Secretary of the Corporation. The stockholder’s notice shall be delivered to, or mailed and received at, the principal office of the Corporation no less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 45 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the stockholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected), and (2) (a) the name and address, as they appear on the Corporation’s books, of the stockholder, (b) a representation that the stockholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. The stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by this paragraph, the nomination shall not be accepted.

At any meeting of the stockholders of the Corporation, only such business shall be conducted as shall have been brought before the meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is a holder of record at the time of giving the notice provided for in this paragraph, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this paragraph. For business to be properly brought before a stockholders’ meeting by a stockholder, timely written notice shall be made to the Corporate Secretary of the Corporation. The stockholder’s notice shall be delivered to, or mailed and received at, the principal office of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 45 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the stockholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The stockholder’s notice shall set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (2) (a) the name and address, as they appear on the Corporation’s books, of the stockholder, (b) a representation that the stockholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, and (c) any material interest of the stockholder in the proposed business. The stockholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting shall determine and declare at the meeting that the proposed business was not brought before the meeting in accordance with the procedures by this paragraph, the business shall not be considered.

The notice procedures set forth in this Article XII do not change or limit any procedures the Corporation may require in accordance with applicable law with respect to the inclusion of matters in the Corporation’s proxy statement.